                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                 The Knot, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    499184109
                                   -----------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------

             (Date of Event Which Require Filing of this Statement)

                 Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 2 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Interactive Technology Holdings, LLC
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3   SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           OO
-------------------------------------------------------------------------------


                               Page 2 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 3 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           OK Holdings, Inc.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------


                               Page 3 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 4 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Comcast QIH, LP
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           PN
-------------------------------------------------------------------------------


                               Page 4 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 5 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Comcast QIH, LP, Inc.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------


                               Page 5 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 6 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Comcast QIH, GP, INC.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------


                               Page 6 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 7 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           QVC, Inc.
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------


                               Page 7 of 18 Pages
                             Exhibit Index: Page 16

--------------------                                          ------------------
CUSIP No. 4991814109                  13G                     Page 8 of 18 Pages
--------------------                                          ------------------

-------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Comcast Corporation
-------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [x]

-------------------------------------------------------------------------------
        3  SEC USE ONLY

-------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       -0-
                    -----------------------------------------------------------
     NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY        5,725,590
     OWNED BY
       EACH         -----------------------------------------------------------
     REPORTING      7  SOLE DISPOSITIVE POWER
      PERSON
       WITH            -0-
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       5,725,590
-------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,725,590
-------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

-------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           35.3%
-------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (See Instructions)

           CO
-------------------------------------------------------------------------------


                               Page 8 of 18 Pages
                             Exhibit Index: Page 16

Item 1(a).          Name of Issuer:
---------           ---------------
                    The Knot, Inc. (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
---------           ------------------------------------------------
                    462 Broadway
                    6th Floor
                    New York, New York  10013

Items 2(a),         Name of Person Filing; Address of Principal
-----------         -------------------------------------------
(b) and (c)         Business Office:
-----------         ----------------
                    This statement is filed by and on behalf of (a)
                    Interactive Technology Holdings, LLC, a Delaware limited liability company ("LLC"); (b) QK
                    Holdings, Inc., a Delaware corporation ("QK"); (c)
                    Comcast QIH, LP, a Delaware limited partnership
                    ("QIH"); (d) Comcast QIH LP, Inc., a Delaware corporation ("LP"); (e) Comcast QIH GP, Inc., a
                    Delaware corporation ("GP"); (f) QVC, Inc., a
                    Delaware corporation ("QVC") and (g) Comcast
                    Corporation ("Comcast" and collectively, the
                    Reporting Persons"). QK, as a member of LLC, has a 70% interest in the profits of LLC. QIH, as a member of LLC, has a 30% interest in the profits of LLC. QK is a wholly owned subsidiary of QVC, Inc. The 99% limited partner of QIH is LP and the 1% general partner of QIH is GP. Both LP and GP are wholly owned subsidiaries of Comcast. Comcast also holds a majority of the voting shares of QVC.

                    Sural Corporation, a Delaware corporation
                    ("Sural"), is the beneficial owner of shares of Class A Common Stock of Comcast and of all outstanding shares of Class B Common Stock of Comcast. As of December 31, 1999, the shares of common stock of Comcast owned by Sural constituted a majority of the voting power of the two classes of Comcast's voting common stock combined.

                    Brian L. Roberts has sole voting power over stock representing a majority of voting power of all Sural stock. Pursuant to Rule 13d-3 of the Exchange Act, Brian L. Roberts may be deemed to be the beneficial owner of the Comcast Class A Common Stock and the Comcast Class B Common Stock owned by Sural.

                    The business address of each of LLC, QK and QVC


                               Page 9 of 18 Pages
                             Exhibit Index: Page 16
                    is 1200 Wilson Drive, West Chester, Pennsylvania
                    19380.

                    The business address of each of QIH, LP, GP, Comcast and Brian L. Roberts is 1500 Market
                    Street, Philadelphia, Pennsylvania 19102.

                    The business address of Sural is 1201 N. Market Street, Suite 2201, Wilmington, Delaware 19801.

                    LLC, QK, QIH, LP, GP, QVC and Comcast have shared ownership and voting dispositive power with respect to 5,725,590 shares of Common Stock (as defined below).

Item 2(d).          Title of Class of Securities:
---------           -----------------------------
                    Common Stock, par value $0.01 per share (the
                    "Common Stock")

Item 2(e).          CUSIP Number:
---------           -------------
                    499184109

Item 3.             Not Applicable
------

Item 4.             Ownership:
------              -----------

                    Interactive Technology Holdings, LLC
                    ------------------------------------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which Interactive
                    Technology Holdings, LLC, has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the vote:
                          5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590

                    QK Holdings, Inc.
                    -----------------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.


                               Page 10 of 18 Pages
                             Exhibit Index: Page 16

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which QK Holdings, Inc.
                        has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590

                    Comcast QIH, LP
                    -----------------
                    (a) Amount beneficially owned: 5,725,590 shares of
                        Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which Comcast QIH, L.P.
                        has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590

                    Comcast QIH LP, Inc.
                    ----------------------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which Comcast QIH L.P., Inc. has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv)  Shared power to dispose of or


                              Page 11 of 18 Pages
                             Exhibit Index: Page 16
                          direct the disposition of: 5,725,590

                    Comcast QIH GP, Inc.
                    ----------------------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which Comcast QIH G.P., Inc. has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590

                    QVC, Inc.
                    ---------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which QVC, Inc.
                    has:

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590

                    Comcast Corporation
                    -------------------
                    (a) Amount beneficially owned: 5,725,590 shares of Common Stock, as of December 31, 1999.

                    (b) Percent of Class: 35.3%

                    (c) Number of shares as to which Comcast
                    Corporation has:


                              Page 12 of 18 Pages
                             Exhibit Index: Page 16

                    (i)   Sole power to vote or direct the
                          vote: -0-
                    (ii)  Shared power to vote or direct the
                          vote:  5,725,590
                    (iii) Sole power to dispose of or direct
                          the disposition of: -0-
                    (iv) Shared power to dispose of or direct the disposition of: 5,725,590


Item 5.             Ownership of Five Percent or Less of a Class:
------              ---------------------------------------------
                    Not Applicable.

Item 6.             Ownership of More than Five Percent on Behalf
-------             ---------------------------------------------
                    of Another Person:
                    ------------------
                    Not Applicable

Item 7.             Identification and Classification of the
-------             ----------------------------------------
                    Subsidiary Which Acquired the Security Being By
                    -----------------------------------------------
                    Reported on By the Parent Holding Company or
                    --------------------------------------------
                    control person:
                    ---------------
                    Not Applicable

Item 8.             Identification and Classification of
------              ------------------------------------
                    Members of the Group:
                    ---------------------
                    Not Applicable

Item 9.             Notice of Dissolution of Group:
------              -------------------------------
                    Not Applicable

Item 10.            Certification:
-------             -------------
                    Not Applicable


                              Page 13 of 18 Pages
                             Exhibit Index: Page 16

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000


                              INTERACTIVE TECHNOLOGY HOLDINGS, LLC

                              By: QK HOLDINGS, INC., its managing member

                              By: /s/ Neal S. Grabell
                                  ------------------------------
                                  Name:  Neal S. Grabell
                                  Title: Authorized Signatory


                              QK HOLDINGS, INC.

                              By: /s/ Neal S. Grabell
                                  ------------------------------
                                  Name:  Neal S. Grabell
                                  Title: Authorized Signatory


                              COMCAST QIH, LP

                              By: COMCAST QIH GP, INC.,
                                  Its General Partner

                              By: /s/ Abram E. Patlove
                                  ------------------------------
                                  Name:  Abram E. Patlove
                                  Title: Authorized Signatory


                              COMCAST QIH LP, INC.

                              By: /s/ Abram E. Patlove
                                  ------------------------------
                                  Name:  Abram E. Patlove
                                  Title: Authorized Signatory


                              Page 14 of 18 Pages
                             Exhibit Index: Page 16

                              COMCAST QIH GP, INC.

                              By: /s/ Abram E. Patlove
                                  ------------------------------
                                  Name:  Abram E. Patlove
                                  Title: Authorized Signatory


                              QVC, INC.

                              By: /s/ Neal S. Grabell
                                  ------------------------------
                                  Name:  Neal S. Grabell
                                  Title: Authorized Signatory


                              COMCAST CORPORATION


                              By: /s/ Arthur R. Block
                                  ------------------------------
                                  Name:  Arthur R. Block
                                  Title: Senior Vice President


                              Page 15 of 18 Pages
                             Exhibit Index: Page 16

                                  EXHIBIT INDEX
                                  -------------

                                                              Page

Joint Filing Agreement, dated February 14, 2000,
among the signatories to this Schedule 13G.                    16



                              Page 16 of 18 Pages
                             Exhibit Index: Page 16